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                                                                   EXHIBIT 2(b)

                                 ARMADA FUNDS
                                (the "Trust")


                  Amendment No. 2 to the Code of Regulations
                  ------------------------------------------


        RESOLVED, that Article IV Section 4.1 of the Trust's Code of Regulations be, and the same hereby is, amended and restated in its entirety as follows:

        "4.1 NUMBER. The officers of the Trust shall be chosen by the Trustees and shall include a President, a Secretary and a Treasurer. The Board of Trustees may from time to time elect or appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.